Exhibit 99.1

For Immediate Release
Wednesday, July 9, 2014
Contacts: Ryan Hornaday, SVP/Finance & Treasurer
rhornaday@emmis.com
Patrick Walsh, CFO/COO, pwalsh@emmis.com
317.266.0100

Emmis Announces First Quarter Earnings
Reported Revenues up 18%; Emmis Radio Stations Outperform Markets by 7%

Indianapolis... Emmis Communications Corporation (NASDAQ: EMMS) today announced results for its first fiscal quarter ending May 31, 2014.

Emmis’ radio net revenues for the first fiscal quarter were up 22%, from $36.9 million to $45.0 million. This includes reported revenue from New York’s WBLS 107.5 FM and WLIB 1190 AM, which Emmis began operating pursuant to a Local Marketing Agreement (“LMA”) on March 1, 2014. On a pro forma basis, assuming results for WBLS and WLIB were included in the same quarter of the prior year, radio revenues would have been flat. Per Miller Kaplan reporting, which excludes barter revenues and syndication revenues, Emmis’ stations were up 1.6% compared to local radio market revenues down 5.5% during the fiscal quarter.

Publishing net revenues were up 7% in the first fiscal quarter, driven by higher advertising rates and an increase in custom publishing business.
For the first fiscal quarter, operating income was $6.6 million, compared to $7.0 million for the same quarter of the prior year. Emmis’ station operating income for the first fiscal quarter was $13.4 million, compared to $13.1 million for the same quarter of the prior year.
“While our markets continue to be tested, our stations and employees have risen to the challenge and continue to outperform our markets,” Jeff Smulyan, President & CEO of Emmis said. “We continue to believe NextRadio, the Emmis-led industry initiative to make FM broadcast radio available on smartphones and tablets, is a game-changer for the radio industry and will reignite growth. We have spent the last year building out the NextRadio ecosystem, and now we are entering a critical phase to build consumer awareness. I’m proud of our team for its continuing focus on innovation and operational excellence.”

A conference call regarding earnings will be hosted today at 9 a.m. Eastern by dialing 1-517-623-4891. Questions may be submitted via email to ir@emmis.com. A replay of the call will be available until 6 p.m. on Wednesday, July 23 by dialing 1-203-369-3625.

Emmis has included supplemental station operating expenses and certain other financial data on its website, www.emmis.com under the “Investors” tab.
Emmis generally evaluates the performance of its operating entities based on station operating income. Management believes that station operating income is useful to investors because it provides a meaningful comparison of operating performance between companies in the industry and serves as an indicator of the market value of a group of stations or publishing entities. Station operating income is generally recognized by the broadcast and publishing industries as a measure of performance and is used by analysts who report on the performance of broadcasting and publishing groups. Station operating income does not take into account Emmis' debt service requirements and other commitments, and, accordingly, station operating income is not necessarily indicative of amounts that may be available for dividends, reinvestment in Emmis' b usiness or other discretionary uses.

Exhibit 99.1

Station operating income is not a measure of liquidity or of performance, in accordance with accounting principles generally accepted in the United States, and should be viewed as a supplement to, and not a substitute for, our results of operations presented on the basis of accounting principles generally accepted in the United States. Operating Income is the most directly comparable financial measure in accordance with accounting principles generally accepted in the United States.

Moreover, station operating income is not a standardized measure and may be calculated in a number of ways. Emmis defines station operating income as revenues net of agency commissions and station operating expenses, excluding depreciation, amortization and non-cash compensation. A reconciliation of station operating income to operating income is attached to this press release.

The information in this news release is being widely disseminated in accordance with the Securities & Exchange Commission's Regulation FD.

Emmis Communications – Great Media, Great People, Great Service®
About Emmis Communications
Emmis Communications Corporation is a diversified media company, principally focused on radio broadcasting. Emmis operates the 9th largest radio portfolio in the United States based on total listeners. Emmis owns 19 FM and 4 AM radio stations in New York, Los Angeles, St. Louis, Austin (Emmis has a 50.1% controlling interest in Emmis’ radio stations located there), Indianapolis and Terre Haute, IN.

Note: Certain statements included in this press release which are not statements of historical fact, including but not limited to those identified with the words “expect,” “will” or “look” are intended to be, and are, by this Note, identified as “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement. Such factors include, among others:
•     general economic and business conditions;
•     fluctuations in the demand for advertising and demand for different types of advertising media;
•    our ability to service our outstanding debt;
•     increased competition in our markets and the broadcasting industry;
•    our ability to attract and secure programming, on-air talent, writers and photographers;
•    inability to obtain (or to obtain timely) necessary approvals for purchase or sale transactions or to complete the transactions for other reasons generally beyond our control;
•     increases in the costs of programming, including on-air talent;
•    inability to grow through suitable acquisitions or to consummate dispositions;
•     changes in audience measurement systems
•     new or changing regulations of the Federal Communications Commission or other governmental agencies;
•     competition from new or different technologies;
•     war, terrorist acts or political instability; and
•     other factors mentioned in documents filed by the Company with the Securities and Exchange Commission.

Emmis does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise

Exhibit 99.1

EMMIS COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited, amounts in thousands, except per share data)

	Three months ended May 31,

	2014	2013
OPERATING DATA:
Net revenues:
Radio	$45,046	$36,926
Publishing	14,678	13,660
Total net revenues	59,724	50,586
Station operating expenses excluding depreciation and amortization expense and LMA fees:
Radio	27,986	22,911
Publishing	14,940	14,801
Total station operating expenses excluding depreciation and amortization expense and LMA fees	42,926	37,712
Corporate expenses excluding depreciation and amortization expense	4,890	4,400
LMA fees	3,825	—
Hungary license litigation and related expenses	92	252
Depreciation and amortization	1,353	1,176
Gain on sale of assets	(3)	—
Operating income	6,641	7,046
Interest expense	(1,600)	(1,921)
Other income, net	11	7
Income before income taxes	5,052	5,132
Provision for income taxes	2,385	175
Consolidated net income	2,667	4,957
Net income attributable to noncontrolling interests	1,711	1,481
Net income attributable to the Company	956	3,476
Gain on extinguishment of preferred stock	—	249
Net income attributable to common shareholders	$956	$3,725

Basic net income per common share	$0.02	$0.09
Diluted net income per common share	$0.02	$0.08
Basic weighted average shares outstanding	42,093	41,174
Diluted weighted average shares outstanding	47,347	45,504

Exhibit 99.1

	Three months ended May 31,

	2014	2013
OTHER DATA:
Station operating income (See below)	$13,375	$13,127
Cash paid for (refund from) income taxes, net	278	(666)
Cash paid for interest	1,370	1,699
Capital expenditures	625	1,016

Noncash compensation by segment:
Radio	$270	$169
Publishing	132	84
Corporate	546	410
Total	$948	$663

COMPUTATION OF STATION OPERATING INCOME:
Operating income	$6,641	$7,046
Plus: Depreciation and amortization	1,353	1,176
Plus: Hungary litigation expense and related costs	92	252
Plus: Corporate expenses	4,890	4,400
Plus: Station noncash compensation	402	253
Less: Gain on sale of assets	(3)	—
Station operating income	$13,375	$13,127

SELECTED BALANCE SHEET INFORMATION:	May 31, 2014	February 28, 2014

Total Cash and Cash Equivalents	$2,869	$5,304
Credit Agreement Debt	$58,000	$54,000
98.7FM Nonrecourse Debt	$73,857	$74,942